EXHIBIT 21
                    SUBSIDIARIES OF THE REGISTRANT

   TECO Energy, Inc. owns, directly or indirectly, all the common stock of or a partnership interest in 37 subsidiaries, except as indicated below. All of the companies are organized under the laws of Florida except as indicated.

   Tampa Electric Company
     TERMCO, Inc.
   TECO Diversified, Inc.
     TECO Transport & Trade Corporation
        Electro-Coal Transfer Corporation (a Louisiana corporation)
          G C Service Company, Inc.
        Gulfcoast Transit Company
        Mid-South Towing Company
        TECO Towing Company
     TECO Coal Corporation (a Kentucky corporation)
        Gatliff Coal Company (a Kentucky corporation)
        Rich Mountain Coal Company (a Tennessee corporation)
        Clintwood Elkhorn Mining Company (a Kentucky corporation)
        Pike-Letcher Land Company (a Kentucky corporation)
        Premier Elkhorn Coal Company (a Kentucky corporation)
     TECO Properties Corporation
        CPSC, Inc.
        City Plaza Partners, Ltd.
        30th Street R & D Park, Inc.
        UTC II, Inc.
        Tampa Essex, Inc.
        Tampa Essex Place Associates, Ltd.
     TECO Coalbed Methane, Inc. (an Alabama corporation)
   TECO Finance, Inc.
   TECO Gas & Oil, Inc.
   TECO Investments, Inc.
   TECO Power Services Corporation
     Hardee Power I, Inc.
     Hardee  Power II, Inc.
        Hardee Power Partners, Ltd.
     Lake County Power Resources, Inc.
     TPS Clean Coal, Inc.
     TPS Guatemala One, Inc.
        Tampa Centro Americana de Electricidad, Limitada*
          (a Guatemalan Limited Liability Company)
     TPS Operations Company
     TPS Panama One, Inc. (formerly TPS Honduras One, Inc.)
   TeCom Inc. (formerly TECO Energy Management Services Corporation)

   * TPS Guatemala One, Inc. had an 87.5-percent partnership interest at Dec. 31, 1995.




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